UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   September 30, 2010

QUINTANA GOLD RESOURCES CORP.
(Exact name of registrant as specified in its charter)

UTAH	000-52206	73-1083773
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

117 – 8880 No. 1 Road, Richmond BC, Canada V7C 4C3
(Address of principal executive offices)

Registrant's telephone number, including area code: (604) 202-3212

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On July 27, 2010, Quintana Gold Resources Corp. (the “Company”) entered into a Contract Sale Lease Purchase Agreement (the “Agreement”) with Freedom Energy Holdings, Inc., a Maryland corporation with its principal place of business in Fort Wayne, Indiana (“Freedom Energy” or “Seller”).  Under the terms of the Agreement, Freedom Energy would assign to the Company two leases located in Kansas, including the rights to the recovery, processing and refinement of oil on said leases.

The purchase price for the leases was $1.0 million and 1,000,000 shares of the Company’s authorized, but previously unissued common stock, payable at closing.  The cash consideration was to be evidenced by a $1.0 million convertible promissory note, payable within nine months from either the closing or the date on which the Company’s shares of common stock became eligible for trading on the OTC Bulletin Board.  Additionally, the Company was to enter into an operating agreement with Freedom Energy to provide management and operating services in connection with the acquired leases.

The Company is hereby announcing that it has entered into a mutual release with Freedom Energy whereby the Agreement is to be terminated by mutual agreement as of September 30, 2010. Accordingly, all terms and obligations contemplated under the Agreement are terminated and each party is releasing the other party to any further obligations under the Agreement.  No securities or notes were issued or cash paid pursuant to the Agreement, nor are there any ongoing obligations or penalties associated with the termination. Also, in connection with the termination, Brian Kistler has resigned as a director and vice president of the Company.

Notes about Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: November 18, 2010	By /S/ Delbert G. Blewett
Delbert G. Blewett
President